Exhibit 99.2

NextNav, a Leader in Next Generation GPS, to Combine with

Spartacus Acquisition Corporation Resulting in

NextNav Becoming a Public Company

•	Gary Parsons, former Chairman of the Board for Sirius XM Radio, to serve as Chairman of the Board of NextNav; leading world-class Management Team and Board of Directors

•	NextNav equity holders will roll 100% of their existing equity holdings into the combined company

•	Transaction values combined company at a pro forma implied enterprise value of ~$900 million and fully diluted pro forma equity value of ~$1.2 billion and is expected to provide approximately $408 million in gross proceeds

•	Transaction includes $205 million fully committed common stock PIPE at $10.00 per share from key investors including Koch Strategic Platforms, a subsidiary of the Koch Investments Group, funds managed by Fortress Investment Group, LLC, Ophir Asset Management, Woody Creek Capital Management and Quantlab Disruptive Technologies, Iridian Asset Management LLC, and Sponsor of Spartacus Acquisition Corporation

•	Proceeds expected to be used to expand and fuel the growth of NextNav’s next generation, three-dimensional geolocation platform across a $100 billion global total addressable market serving public safety, e911, mass market consumer apps, eVTOLs, UAVs and autonomous vehicles, IoT and critical infrastructure and various other sectors

•	NextNav is shaping the future of geolocation, having developed leading, differentiated services that deliver unrivaled three-dimensional location intelligence with an existing network serving a blue-chip customer and partner base including AT&T FirstNet, Motorola Mobility, Gimbal, Epic Games, Joby Aviation, and other location-based applications.

•	Post-close combined company will be named NextNav Inc. with common stock and warrants listed on Nasdaq under the ticker symbols, “NN” and “NNW”, respectively

•	Joint investor conference call to be held today at 8:30 AM ET

DULUTH, GA and MCLEAN, VA – June 10, 2021 – NextNav, a leader in next generation GPS, and Spartacus Acquisition Corporation (NASDAQ: TMTS, TMTSW, and TMTSU) (“Spartacus” or the “Company”), a special purpose acquisition company, today announced their entry into a definitive merger agreement (the “Merger Agreement”) that will result in NextNav becoming a public company. Upon closing of the business combination (the “Transactions”), the combined company will be named NextNav Inc., and its common stock and warrants will be listed on the Nasdaq under the ticker symbol “NN” and “NNW”, respectively.

Gross proceeds of up to $408 million from the business combination are expected to be used to fuel growth in its current businesses, continue to build NextNav’s next generation GPS platform, expand products one of which is already deployed in 4,400 cities, and to expand its land-based radio positioning and timing network. The NextNav platform serves a $100 billion global total addressable market in public safety, e911, mass market consumer apps, eVTOLs, UAVs and autonomous vehicles, IoT and critical infrastructure, and many other sectors. Beyond its technology and intellectual property, NextNav owns a one-of-a-kind portfolio of nationwide spectrum licenses for 2.4 billion MHz-PoPs of 900 MHz spectrum.

Gary Parsons, former Chairman of the Board of Sirius XM Radio, has served as Chairman of NextNav’s Board of Directors for the past 10 years and will continue in that role. Peter Aquino, Chairman of the Board and CEO of Spartacus, will also join the NextNav Board of Directors upon closing of the business combination. Mr. Aquino brings invaluable expertise having led several companies through fiber and wireless operations and network deployments, and the development of overlay technologies designed to drive new revenue streams.

NextNav will continue to be led by Ganesh Pattabiraman, Co-Founder, CEO and President of NextNav, whose rich experience in building scalable location technologies using terrestrial and satellite-based technologies started in places such as Qualcomm and led to the creation of NextNav. In addition, the full NextNav management team, including Co-Founder, Dr. Arun Raghupathy, as SVP of Engineering, Chris Gates as CFO, and David Knutson as SVP of Network Operations and Deployment, will continue to manage NextNav.

NextNav Leadership Comments on the Transaction

Mr. Parsons commented, “NextNav has spent over a decade developing its innovative 3D geolocation technology, bringing precise floor-level altitude to existing location services and in-building, resilient location and timing enhancements to traditional GPS capabilities. As with the creation of satellite radio, NextNav’s industry leading technology is unique, unrivaled and protected by more than 100 patents. I am excited about the positive impact NextNav’s 3D geolocation and timing capabilities can have in protecting the nation’s critical infrastructure while meeting the advanced 3D location needs of public safety and emerging markets and applications.”

Mr. Pattabiraman said, “We started NextNav with a bold vision to build the next generation of GPS. Over the last decade, we implemented that vision and are well on our way to full deployment of this capability in the U.S. This transaction allows us to build on that success and enables the next generation of location and timing services – more precise, available and resilient and that will power the next generation of applications and services in mobile apps, autonomous vehicles, public safety and critical infrastructure globally.”

Mr. Aquino said, “We are incredibly excited to partner with NextNav and drive the next phase of its growth. NextNav is an innovative, emerging market leader with an experienced executive management team, a proven, attractive business model, and a highly scalable platform. We expect that the combination will fuel the expansion and adoption of NextNav’s industry leading next generation GPS technology in the U.S. and around the world allowing us to drive significant value creation for stockholders.”

NextNav Investment Highlights

•	Leading Next Generation GPS Solution –NextNav’s internationally standardized terrestrial next generation GPS platform is proven and poised to be the global solution for location and timing services serving the mobile app economy, enterprise, and public safety customers worldwide.

•	Unrivaled Capabilities – NextNav’s next generation GPS is more available, more resilient and more accurate than anything currently in the market. NextNav has two leading services, Pinnacle (altitude-only) and TerraPoiNT (full 3D position, navigation and timing capabilities) which has been recognized by the U.S. Department of Transportation as the highest ranked Position, Navigation and Timing (PNT) network[1].

•	Significant Competitive Strengths – NextNav’s underlying assets include its global intellectual property portfolio of over 100 patents, a one-of-a-kind nationwide portfolio of licenses for 2.4 billion MHz-PoPs of 900 MHz spectrum, and a deployed network live in over 4,400 cities that covers over 90% of all buildings taller than three stories nationwide.

•	A $100 Billion Global Total Addressable Market Opportunity – NextNav’s technology is focused on serving a $100 billion total addressable market in the U.S. and globally in the following markets: public safety, e911, mass market consumer apps, eVTOLs, UAVs and autonomous vehicles, IoT and critical infrastructure, and many other sectors.

•	Growing List of Blue-Chip Customers – NextNav’s Pinnacle product is already being deployed with customers and used by consumers and businesses in multiple industries in the U.S. and around the world.

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1 U.S. Department of Transportation Report, Complementary PNT and GPS Backup Technologies Demonstration Report, January 2021

https://www.transportation.gov/sites/dot.gov/files/2021-01/FY%2718%20NDAA%20Section%201606%20DOT%20Report%20to%20Congress_Combinedv2_January%202021.pdf

Transaction Overview

The transaction reflects a pro forma enterprise valuation for NextNav of approximately $900 million and a pro forma market capitalization of approximately $1.2 billion, assuming no SPAC redemptions.

All current NextNav equity holders will roll the entirety of their existing equity holdings into the combined company. The transaction is expected to provide up to approximately $408 million in gross proceeds, comprised of Spartacus’ approximately $203 million of cash held in trust (assuming no redemptions) and the $205 million fully committed common stock PIPE financing (the “PIPE Investment”). New PIPE investors include Koch Strategic Platforms, a subsidiary of the Koch Investments Group, funds managed by Fortress Investment Group, LLC, Ophir Asset Management, Woody Creek Capital Management and Quantlab Disruptive Technologies, Iridian Asset Management LLC, and Sponsor of Spartacus.

The Boards of Directors of both NextNav and Spartacus have unanimously approved the proposed transaction, which is expected to be completed late in the third quarter of 2021 or early in the fourth quarter of 2021, subject to, among other things, the approval of the business combination by Spartacus’ stockholders and NextNav’s equity holders, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions.

Additional information about the proposed transaction, including an investor presentation, has been provided in a Current Report on Form 8-K filed by Spartacus today with the Securities and Exchange Commission (“SEC”) and available at: www.sec.gov and www.spartacus-ac.com.

Advisors

PJT Partners is acting as sole financial advisor, and Hogan Lovells US LLP is acting as legal advisor to NextNav. B. Riley Securities is acting as sole financial and capital markets advisor to Spartacus. K&L Gates LLP is acting as legal counsel to Spartacus.

B. Riley Securities and PJT Partners are acting as joint placement agents with respect to the private placement. Kirkland & Ellis LLP is acting as placement agent counsel.

Conference Call Information

Spartacus Acquisition Corporation and NextNav will host a pre-recorded joint investor conference call to discuss the proposed transaction today, June 10, 2021 at 8:30 am EST.

To access the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 9999468. Participants should dial in 5 to 10 minutes before the scheduled time.

The live call and replay will also be available as a webcast, which can be accessed at https://www.spartacus-ac.com/.

About Spartacus Acquisition Corporation

Spartacus Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is led by a management team and Board of Directors with extensive experience as strategic investors and operators of businesses throughout market cycles of emerging technologies in next generation fiber, wireless, and spectrum use cases. It includes: Chairman and Chief Executive Officer, Peter D. Aquino, and Chief Financial Officer, Igor Volshteyn. In addition to Messrs. Aquino and Volshteyn, the Board of Directors includes Alan Howe, Eric Edidin, Andrew Day, Shelly C. Lombard and Skyler Wichers and advisor Dave Williams.

About NextNav

NextNav provides next generation GPS. NextNav Pinnacle uses highly accurate vertical positioning to transform location services so they reflect the 3D world around us. Our revolutionary TerraPoiNT system keeps critical infrastructure resilient with reliable Position, Navigation and Timing services in the absence of GPS. With carrier-grade dependability and a rapidly expanding nationwide service footprint, NextNav is driving a whole new ecosystem for geolocation applications and services.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to the Company’s, NextNav’s, or the combined company’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the Transactions; the PIPE Investment, the business plans, objectives, expectations and intentions of the public company once the Transactions are complete, and NextNav’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on the Company’s or NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or NextNav’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the Transactions; (2) the inability to complete the proposed business combination contemplated by the Merger Agreement and the Transactions due to the failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (3) the ability of the combined company to meet Nasdaq’s listing standards following the Transactions; (4) the inability to complete the PIPE Investment; (5) the risk that the proposed Transactions disrupt current plans and operations of NextNav as a result of the announcement and consummation of the Transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals, including from the Federal Communications Commission, required to complete the business combination; (9) the possibility that NextNav may be adversely affected by other economic, business and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against the Company, NextNav or any of their respective directors or officers, following the announcement of the Transactions; (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions; and (12) other risk and uncertainties indicated from time to time in other documents filed or to be filed with the SEC by the Company. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and NextNav undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, whether as a result of new information, future events or otherwise.

Additional Information About the Transaction and Where to Find It

Spartacus Acquisition Shelf Corp. (“Shelf”) intends to file with the SEC a Registration Statement on Form S-4, that will include a proxy statement of the Company and also constitutes a prospectus of Shelf, in connection with the Transactions and will mail a definitive proxy statement/prospectus and other relevant documents to the Company’s stockholders. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus, and amendments thereto, the definitive proxy statement/prospectus and the other relevant documents filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ special meeting to be held to approve the Transactions because the proxy statement/prospectus will contain important information about the Company, Shelf, NextNav and the Transactions. The definitive proxy statement/prospectus will be mailed to stockholders of the Company as of a record date to be established for voting on the Transactions. Investors may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Shelf and the Company with the SEC at the SEC’s website at www.sec.gov. Stockholders of the Company will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Spartacus Acquisition Corporation, 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097.

Participants in Solicitation

The Company, Shelf, NextNav and certain of their directors and officers may be deemed participants in the solicitation of proxies of the Company’s stockholders with respect to the approval of the Transactions. Information regarding the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC. Additional information regarding the participants in the proxy solicitation, including NextNav’s directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in proxy statement/prospectus and other relevant materials filed with the SEC regarding the Transactions when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to the Company as described above under “Additional Information About the Transactions and Where to Find It.”

No offer or solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

For Spartacus Acquisition Corp.:

Whit Clay Erica Bartsch

Sloane & Company Sloane & Company

wclay@sloanepr.com ebartsch@sloanepr.com

917-601-6012 917-232-2718

For NextNav:

Chelsea Hoedl

LaunchSquad PR

NextNav@launchsquad.com

248-425-1465

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